Exhibit 99.2

EXOPACK HOLDING CORP. ANNOUNCES TENDER OFFER AND CONSENT

SOLICITATION FOR 11 1/4% SENIOR NOTES DUE 2014

Spartanburg, SC — May 6, 2011 — Exopack Holding Corp. (“Exopack” or the “Company”) announced today that it has commenced a cash tender offer for any and all of the $320,000,000 aggregate principal amount of its outstanding 11 1/4% Senior Notes due 2014 (CUSIP Nos. 302106AB5 and 302106AC3) (the “Notes”).

The Company also announced a concurrent consent solicitation for a proposed amendment to the indenture under which the Notes were issued. The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated May 6, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent. Holders that tender their Notes in the tender offer will be deemed to have consented to the proposed amendment to the indenture governing the Notes.

The tender offer will expire at 11:59 p.m., New York City time, on Friday, June 3, 2011, unless extended or earlier terminated (the “Expiration Time”). In order to be eligible to receive the total consideration (as described below) for tendered Notes, holders must validly tender and not validly withdraw their Notes and validly deliver and not validly revoke the related consents at or prior to 5:00 p.m., New York City time, on Tuesday, May 24, 2011, unless extended (the “Consent Deadline”).

The total consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Consent Deadline and accepted for purchase pursuant to the tender offer will be an amount equal to $1,032.13 plus accrued interest, payable in cash.

The applicable total consideration set forth above includes a consent payment of $10 per $1,000 principal amount of Notes, payable, subject to the conditions of the tender offer and the consent solicitation, only to holders that validly tender and do not validly withdraw their Notes and validly deliver and do not validly revoke their consents at or prior to the Consent Deadline and whose Notes are accepted for purchase. Holders of Notes validly tendered after the Consent Deadline will not be eligible to receive a consent payment.

Notes validly tendered prior to 5:00 p.m., New York City time, on Tuesday, May 24, 2011, unless extended (the “Withdrawal Date”) may be validly withdrawn and the related consents may be validly revoked at any time at or prior to the Withdrawal Date. Tendered Notes and delivered consents may not be validly withdrawn or validly revoked after the Withdrawal Date, except under certain limited circumstances as described in the Offer to Purchase.

The tender offer and the consent solicitation are subject to the satisfaction or waiver of customary conditions as described in the Offer to Purchase, including the receipt of consents and tenders from holders of a majority in aggregate principal amount of the outstanding Notes and the receipt by the Company of proceeds from one or more financings generating net proceeds sufficient to repurchase the Notes tendered, including the payment of all tender consideration, any consent payments, accrued interest and costs and expenses incurred in connection therewith, as described in more detail in the Offer to Purchase.

The proposed amendment to the indenture governing the Notes would eliminate substantially all of the restrictive covenants, certain affirmative covenants, certain events of default, certain conditions to legal defeasance or covenant defeasance and substantially all of the restrictions on the ability of the Company to merge, consolidate or sell all or substantially all of its properties or assets contained in the indenture and the Notes. Holders may not deliver consents to the proposed amendment without validly tendering the related Notes in the tender offer and may not revoke their consents without withdrawing the previously tendered Notes to which they relate. If the proposed amendment becomes operative with respect to the Notes, then all Notes will be subject to the proposed amendment.

The Company has engaged Goldman, Sachs & Co. and BofA Merrill Lynch as Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should contact Goldman, Sachs & Co. at (800) 828-3182 or collect at (212) 357-4692, or BofA Merrill Lynch at (888) 292-0700 or collect at (980) 388-9217. Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and the consent solicitation, at (212) 430-3774 (for banks and brokers) or (866) 873-5600 (for noteholders).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any Notes. The tender offer and the consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that the Company is distributing to holders of the Notes. The tender offer and the consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Exopack Holding Corp.

Managing nineteen production facilities strategically positioned across North America and the United Kingdom, as well as a global network of alliance partners, the Company is an established leader in the development, manufacture, and sourcing of flexible packaging and coatings solutions for various consumer and industrial end-use markets. As a leader in the packaging industry, the Company is also a member of the Sustainable Packaging Coalition.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 30, 2011. All forward-looking statements are expressly qualified in their entirety by such risk factors.